                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hayes Wheels International, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-80552 and 33-71708) on Form S-8 of Hayes Wheels International, Inc. of our reports dated February 25, 1997, relating to the consolidated balance sheets of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 1997, and our report on the accompanying financial statement schedule which reports appears in the January 31, 1997, annual report on Form 10-K of Hayes Wheels International, Inc.

                                          KPMG Peat Marwick LLP

Detroit, Michigan
April 30, 1997